Public Company Management Corporation Announces Raising Capital 2005 to Follow Annual Shareholders' Meeting

LAS VEGAS, NV – April 7, 2005 – Public Company Management Corporation (OTC BB: PUBC) today announced that it will host the Raising Capital 2005 seminar immediately following its annual shareholders meeting.  The events will be held on May 14, 2005 at the Westin Casuarina Hotel in Las Vegas, NV. The shareholders' meeting is scheduled from 8:30 to 11:00 in the morning, followed by the Raising Capital 2005 seminar from 11:30 a.m. until 6:30 p.m.  The shareholders' meeting is open to the general public.

The Raising Capital 2005 Seminar is intended for entrepreneurs and small business owners who are looking for ways to raise capital, particularly those who have been frustrated by the venture capital process or who have found their current investors unable to meet the long-term capital needs of their company. Topics covered at the Raising Capital 2005 seminar will include:

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Overview of capital-raising methods: angel funding, venture capital, small business merger, SB-2 filings, et al.

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Pros and cons of various approaches – what approach fits what kind of business

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Advantages of being a public company

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The SB-2 roadmap

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Using a founders round to raise the capital to go public

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Sarbanes-Oxley and other compliance – how to make it manageable and control costs

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Working with market makers and understanding how they price your stock

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After-market support - press releases, public relations, investor relations, road shows, raising stock with warrants, registrations rights, analyst coverage, managing your float and more.  Learn how to surround yourself with professionals and avoid the sharks.

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Reaping the benefits - how to use stock for acquisitions, how to build your personal portfolio, how to borrow money with your stock, equity lines and how they can help you or destroy you, and how to make employees feel great and work twice as hard.

The event also includes a cocktail party on Friday evening for guests of the Westin to let attendees talk with the experts in a less formal setting.

“It has been a very exciting time thus far with a tremendous amount of development and growth at Public Company Management Corporation and its subsidiaries.  We expect the shareholders' meeting and seminar to be very well attended.  The seminar should be extremely helpful to anyone that has ever considered taking their company public or will need to raise capital through equity markets.  We will have a large staff of experts available to answer all of your questions and even get you started on the road to going public, if you are ready,” says Stephen Brock, President and CEO of Public Company Management Corporation.

Reservations for the Raising Capital 2005 seminar can be made at http://www.GoPublicToday.com/RaisingCapital2005.  The cost of the event will be $425 until April 12 and $525 thereafter.  Guests of the Westin will receive an additional $100 off, for a price of $325 through April 12.  PUBC shareholders of record as of April 22nd will receive a special link in the shareholder letter that the company will be mailing allowing them to attend the seminar at no cost.  Attendees who sign up to take their company public will also have their seminar fee refunded.

PUBC has negotiated a special room rate of $189 a night at the Westin for those taking advantage of the early registration.  Additional information is available on the registration page at http://www.GoPublicToday.com/RaisingCapital2005.

About Public Company Management Corporation

PUBC serves as a one-stop shop for businesses that want to quickly and cost-effectively go public and draw upon the wealth of investment capital that is available to public corporations.  The company's Pubco White Papers subsidiary focuses on educating business owners on the options available to them.  PUBC's Go Public Today subsidiary takes companies public.  After a company goes public, PUBC's Public Company Management Services subsidiary can advise the newly-public company on regulatory and compliance issues.  PUBC supports the full lifecycle of entering the public market through its various subsidiaries:

Education -- Pubco White Papers

   (http://www.PubcoWhitePapers.com) hosts a comprehensive

   body of knowledge on private and public equity markets.

Registration and listing -- Go Public Today

   (http://www.GoPublicToday.com) provides a complete solution to help small companies register securities for public

   offerings and obtain a listing on the OTCBB.

Regulatory compliance -- Public Company Management

   Services (http://www.PCMS-Team.com) assists new and

   existing public companies in negotiating the new

   complexities of maintaining a public company and creating

   sustainable and affordable compliance processes.

PUBC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

Safe Harbor

This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Public Company Management Corporation (OTC Bulletin Board: PUBC)

Contact:

     Public Company Management Corporation

     Stephen Brock

     President/CEO

     (702) 222-9076

     info@PublicCompanyManagement.com

     www.PublicCompanyManagement.com